EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                    Eli Lilly and Company and Subsidiaries

                                                                          Three Months Ended             Six Months Ended
                                                                               June 30,                      June 30,
                                                                            2000           1999           2000           1999
                                                                   ----------------------------------------------------------
                                                                     (Dollars and shares in millions except per-share data)
BASIC
Net income.......................................................       $  666.2       $  576.4       $1,511.7       $1,202.1

Preferred stock dividends........................................              -              -              -            (.1)
                                                                   ----------------------------------------------------------
Adjusted net income..............................................       $  666.2       $  576.4       $1,511.7       $1,202.0
                                                                   ==========================================================
Average number of common shares outstanding......................        1,081.3        1,090.4        1,082.4        1,091.3
Contingently issuable shares.....................................              -              -             .3             .5
                                                                   ----------------------------------------------------------
Adjusted average shares..........................................        1,081.3        1,090.4        1,082.7        1,091.8
                                                                   ==========================================================
Basic earnings per share.........................................       $    .62       $    .53       $   1.40       $   1.10
                                                                   ==========================================================

DILUTED
Net income.......................................................       $  666.2       $  576.4       $1,511.7       $1,202.1
Preferred stock dividends........................................              -              -              -            (.1)
                                                                   ----------------------------------------------------------
Adjusted net income..............................................       $  666.2       $  576.4       $1,511.7       $1,202.0
                                                                   ==========================================================
Average number of common shares outstanding......................        1,081.3        1,090.4        1,082.4        1,091.3
Incremental shares - stock options and contingently
  Issuable shares................................................           15.2           17.7           14.5           20.2
                                                                   ----------------------------------------------------------
Adjusted average shares..........................................        1,096.5        1,108.1        1,096.9        1,111.5
                                                                   ==========================================================
Diluted earnings per share.......................................       $    .61       $    .52       $   1.38       $   1.08
                                                                   ==========================================================

                                       19